As filed with the Securities and Exchange Commission on September 4, 2007
Registration No. __________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________

ORIGIN AGRITECH LIMITED
(Exact Name of Registrant as Specified in Its Charter)
___________________

British Virgin Islands	Not Applicable
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

No. 21 Sheng Ming Yuan Road
Chanping District
Beijing 102206
People’s Republic of China
(Address, Including Zip Code, of Principal Executive Offices)
___________________

Origin Agritech Limited
2005 Performance Equity Plan
(Full Title of the Plan)
___________________

CT Corporation System
111 Eighth Avenue
New York, NY 10011
(212) 894-8940
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

Howard Zhang, Esq.
O’Melveny & Myers LLP
31/F, China World Tower I
1 Jianguomenwai Avenue
Beijing, 100004, China
(86 10) 6535-4200
___________________

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Ordinary Shares, no par value	1,500,000(1) Shares	$7.85(2)	$11,775,000(2)	$361.49(2)

(1) This Registration Statement covers, in addition to the number of ordinary shares, no par value (the “Ordinary Shares”), of Origin Agritech Limited, a company formed under the laws of the British Virgin Islands (the “Company” or the “Registrant”), stated above, options and other rights to purchase or acquire the Ordinary Shares covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Origin Agritech Limited 2005 Performance Equity Plan, as amended (the “Plan”), as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2) Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Ordinary Shares on August 30, 2007, as quoted on the Nasdaq Global Select Market.

The Exhibit Index for this Registration Statement is at page 8.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Transition Report on Form 20-F for the transition period from January 1, 2006 to September 30, 2006, filed with the Commission on February 15, 2007 (Commission File No. 000-51576);

(b)
All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the transition period covered by the Transition Report referred to in clause (a) above; and

(c)
The description of the Company’s Ordinary Shares contained in its Registration Statement on Form 8-A filed with the Commission on October 18, 2005 (Commission File No. 000-51576), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

British Virgin Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent that the person so indemnified failed to act honestly and in good faith and in the best interest of the Company, and  in the case of criminal proceedings, the person so indemnified had reasonable cause to believe that his conduct was unlawful. Under our amended and restated memorandum and articles of association, we may indemnify our directors and officers against expenses (including legal fees), judgments, fines and amounts paid in settlement and reasonably incurred by such persons in connection with actions, suits or proceedings to which they are a party or are threatened to be made a party by reason of their acting as our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

See the attached Exhibit Index at page 8, which is incorporated herein by reference.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on August September 4, 2007.

ORIGIN AGRITECH LIMITED

By:	/s/ Gengchen Han
Gengchen Han Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gengchen Han and Youqiang Wang, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on August September 4, 2007.

Signature	Title
/s/ Gengchen Han Gengchen Han	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
/s/ Youqiang Wang Youqiang Wang	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Yasheng Yang Yasheng Yang	Director
/s/ Liang Yuan Liang Yuan	Director and Executive Vice Chairman

/s/ Bailiang Zhang Bailiang Zhang	Director
/s/ Dafang Huang Dafang Huang	Director
/s/ Kerry S. Proper Kerry S. Propper	Director
/s/ Steven Urbach Steven Urbach	Director
/s/ Michael W. Trimble Michael W. Trimble	Director
/s/ Remo Richli Remo Richli	Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.	Origin Agritech Limited 2005 Performance Equity Plan, as amended.

5.	Opinion of Maples and Calder.

23.1	Consent of Deloitte Touche Tohmatsu CPA Ltd. (consent of independent registered public accounting firm).

23.2	Consent of BDO McCabe Lo Limited (consent of independent registered public accounting firm).

23.3	Consent of Maples and Calder (included in Exhibit 5).

24.	Power of Attorney (included in this Registration Statement under “Signatures”).